Exhibit 99.1

Pachinko World Expects to Show Accelerated Profitability for First Quarter of Fiscal 2007, Ended August 31, 2006

•	First-quarter net income expected to range between $800,000 and $900,000, or $0.04 to $0.045 per share, versus $183,000, or $0.01 per share, in the first quarter of fiscal 2006

•	Quarterly revenues expected to grow to between $8.2 million and $8.5 million, compared to $6.5 million in prior-year first quarter

•	Management affirms fiscal 2007 revenue guidance

Huntington Beach, CA -- October 12, 2006 - Pachinko World, Inc. (OTC BB: PCHW), a publicly traded company competing in Japan's estimated $277 billion pachinko industry, today announced that it expects to post a profitable fiscal 2007 first quarter, ended August 31, 2006. This would mark the Company’s second consecutive quarter of positive after-tax net income, having reported net income of approximately $595,000, or $0.03 per share, for its fiscal 2006 fourth quarter, ended May 31, 2006.

Management announced expectations to record first-quarter 2007 revenues in the range of $8.2 million to $8.5 million, as compared to revenues of approximately $6.5 million for the corresponding period last year. Management further expects first-quarter after-tax net income to range between $800,000 and $900,000, or approximately $0.04 to $0.045 per basic and diluted share, as compared to net income of $183,000, or $0.01 per share, in the prior-year first quarter.

“We are pleased to improve upon the profitability we reported for the fourth quarter of fiscal 2006,” commented Henry Miyano, Pachinko World’s Corporate Secretary. “Again, our larger, up-to-date newer locations have been posting markedly better profitability than our older locations, as much as triple the average pre-tax net profit per machine for our newer stores versus our older stores. We continue to plan the opening of an additional new, larger-format parlor during the current fiscal year. Based on continued positive operating trends and our preliminary first-quarter fiscal 2007 results, we are pleased to affirm fiscal 2007 revenue guidance in the range of $32 million to $34 million, representing approximately 9% to 16% annual growth in revenues as compared to the year ended May 31, 2006.”

About Pachinko World
Pachinko World (formerly Exam USA, Inc.), through its subsidiaries, engages in the ownership and operation of stores in Japan offering pachinko gaming entertainment. As of May 31, 2006, the Company operated seven stores, comprising 3,392 pachinko and pachislo machines. Its stores are located in the Aichi prefecture and Tochigi prefecture in the north of Japan’s greater Kanto area. The Company is also involved in the sale of cigarettes, non-alcoholic beverages, and sundry items, as well as in the operation of two small restaurants. Founded by Yoneji Hirabayashi in 1956, the Company is headquartered in Huntington Beach, California.

This press release contains forward-looking statements based on the Company’s current expectations. In some cases, these statements can be identified by terminology such as “may”, “should”, “plans”, “believe”, “will”, “anticipate”, “estimate”, “expect”, or “intend”, including their opposites or similar phrases or expressions. Readers should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. Actual results may differ materially from these forward looking statements.

To gain a better understanding of the risk factors that may tend to influence the accuracy of our forward looking statements, the Company recommends that readers consult the risk factors identified in the Company’s Annual Reports on Form 10-KSB and other filings with the U.S. Securities and Exchange Commission. Although management believes that the risks described in the most recently filed Form 10-KSB represent all material risks currently applicable to the Company, additional risks and uncertainties not presently known to the Company or that are currently not believed to be important may also affect actual future results and could harm the Company’s business, financial condition and results of operations.

Contacts:
Pachinko World, Inc.
Phone: 714-895-7772
Fax: 714-895-7732
Company Website: http://www.exam-usa.com

Investor/Media Relations Contact:
Sean Collins, Senior Partner
CCG Investor Relations and Strategic Communications
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024
310-477-9800

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